EX-99.77Q1      Exhibits

(e) Copies of any new or amended Registrant investment advisory contract.


                ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

                    PIMCO Funds: Multi-Manager Series
                        840 Newport Center Drive
                         Newport Beach, CA 92660
                              June 28, 2004

PA Fund Management LLC
1345 Avenue of the Americas
New York, New York 10105

	RE: PIMCO RCM Global Resources Fund and PIMCO RCM Financial
	Services Fund

Ladies and Gentlemen:

	This will confirm the agreement between the undersigned (the "trust") and PA Fund Management LLC (the "Advisor") as follows:

1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustee of the Trust from time to time. Up to seven separate classes of shares of beneficial interest in the Trust are offered to investors with respect to each investment portfolio. PIMCO RCM Global Resources Fund and PIMCO RCM Financial Services Fund (each, a "New Fund," and collectively, the "New Funds") are each a separate investment portfolio of the Trust.

2. The Trust and the Advisor have entered into an Amended and Restated Investment Advisory Agreement dated November 15, 1994, as further amended and restated as of May 5, 2000 (as novated by the Novation dated September 30, 2002 among the Trust, the Advisor and Allianz Dresdner Asset Management of America L.P.), and as further amended or supplemented from time to time (the "Agreement"), pursuant to which the Trust employs the Advisor to provide investment advisory and other services specified in the Agreement, and the Advisor has accepted such employment.

3. As provided in paragraph 1 of the Agreement, the Trust hereby appoints the Advisor to serve as Investment Advisor with respect to the New Funds, and the Advisor accepts such appointment, the terms and conditions of such employment to be governed by the Agreement, which is hereby incorporated herein by reference.

4. As provided in paragraph 9 of the Agreement and subject to further conditions set forth therein, the Trust shall with respect to the New Funds pay the Advisor a monthly fee at the following annual rate based upon the average daily net assets of each of the New Funds:

	Fund					Fee Rate
	----					--------
	PIMCO RCM Global Resources Fund 	0.70%
	PIMCO RCM Financial Services Fund	0.70%

5. This Addendum and the Agreement shall take effect with respect to each of the New Funds as of the date hereof, and shall remain in effect, unless sooner terminated as provided in the Agreement and herein, with respect to each of the New Funds for a period of two years following such date. This Addendum and the Agreement shall continue thereafter on an annual basis with respect to each of the New Funds provided that such continuance is specifically approved at least annually (a) by vote of a majority of the Board of Trustees of the Trust, or (b) by vote of a majority of the outstanding voting shares of the respective New Fund, and provided continuance is also approved by vote of a majority of the Board of Trustees of the Trust who are not parties to this Addendum or the Agreement or "interested persons" (as defined in the 1940 Act) of the Trust, or the Advisor, cast in person at a meeting called for the purpose of voting on such approval. This Addendum and the Agreement may not be materially amended with respect to either of the New Funds without a majority vote of the outstanding voting shares (as defined in the 1940 Act) of such New Fund.

   However, any approval of this Addendum and the Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of either
New Fund shall be effective to continue the Addendum and the Agreement with respect to such New Fund notwithstanding (a) that this Addendum and the Agreement have not been approved by the holders of a majority of the outstanding shares of any other investment portfolio of the Trust or (b) that this Addendum and the Agreement have not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The Agreement assignment, as that term in defined in the 1940 Act, by the Adviser.

   This Addendum and the Agreement may be terminated:

	(a) by the Trust at any time with respect to the services provided by the Adviser, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of the Trust or, with respect to either New Fund, by vote of a majority of the outstanding voting shares of such New Fund, on 60 days' written notice to the Adviser;

	(b) by the Adviser at any time, without the payment of any penalty, upon 60 days' written notice to the Trust.



   If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

					Very truly yours,

					PIMCO Funds: Multi-Manager Series

					By: /s/ Newton B. Schott
					Title: President


Accepted:

PA Fund Management LLC

By: /s/ Newton B. Schott
Title: Managing Director